EXHIBIT 23.3

[LOGO OF MARCUM & KLIEGMAN LLP]

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

Next, Inc.

We consent to the use in this Registration Statement of Next, Inc. on Post-Effective Amendment No. 2 to Form SB-2 of our report dated January 25, 2002 (except for Note 2 which is dated February 1, 2002) appearing in the prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, NY

January 8, 2004

655 Third Avenue  •  16th Floor  •  New York, New York 10017  •  Tel 212-981-3000  •  Fax 212-981-3001

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